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                                                                      EXHIBIT 3




                           CONVERSION VOTING AGREEMENT


         This Conversion Voting Agreement (the "Agreement") is entered into the persons listed on Exhibit B hereto (hereinafter collectively referred to as the "Shareholders") and Jonathan J. Ledecky, James R. Gillis and Monte Weiner (hereinafter collectively referred to as the "USM Shareholders") as of January 7, 1999.

                                    RECITALS

         WHEREAS, the Shareholders are all owners of certain shares of the common stock, $.01 par value per share (the "Common Stock") of The Source Information Management Company, a Missouri corporation (the "Corporation"); and

         WHEREAS, as of the date hereof, the Corporation has effectuated a merger of U.S. Marketing Services, Inc., a Delaware corporation ("Target"), with and into Source - U.S. Marketing Co., a Missouri corporation and a wholly-owned subsidiary of the Corporation ("S-US"), pursuant to an Agreement and Plan of Merger among the Corporation, Target, S-US and the USM Shareholders dated as of January 7, 1999 (the "Merger Agreement"); and

         WHEREAS, in connection with the Merger Agreement, the Corporation issued an aggregate of 1,926,719 shares of Common Stock and 1,473,281 shares of Series A Convertible Preferred Stock, $.01 par value per share (the "Preferred Stock") to the USM Shareholders; and

         WHEREAS, the Merger Agreement requires the Corporation to hold a special shareholders meeting as soon as practicable ("Meeting") to consider and vote on the conversion of all of the issued and outstanding shares of Preferred Stock into shares of Common Stock pursuant to the terms of the Certificate of Designation for such Preferred Stock (the "Conversion"); and

         WHEREAS, the Shareholders are desirous of voting for the Conversion subject to the conditions set forth herein; and

         WHEREAS, the Shareholders desire to enter into an agreement to be specifically enforceable against each of them pursuant to which they agree to vote their shares of Common Stock in the Corporation in the manner and for the purposes specified herein.

         NOW, THEREFORE, in consideration of the foregoing and of the other shareholders entering into this Agreement and the terms and conditions set forth herein, the receipt and sufficiency of which are acknowledged by the parties hereto, the Shareholders agree to the following.
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         1.       Voting Agreement. Each of the Shareholders agrees at the next duly called special shareholders meeting of the Corporation called to consider the approval of the Conversion to vote any and all of his or her shares of Common Stock, whether now owned or hereafter acquired, in favor of the Conversion.

         2. Irrevocable Proxy. In order to insure the voting of the Shareholders in accordance with this Agreement, each Shareholder agrees to execute an irrevocable proxy simultaneously with the execution hereof in the form of Exhibit A attached hereto and made a part hereof granting to S. Leslie Flegel and/or William Lee the right to vote, or to execute and deliver stockholder written consents, in respect of all of the Common Stock of the Shareholders now owned or hereafter acquired by any of the Shareholders. It is understood and agreed that such irrevocable proxy relates solely to voting in favor of the Conversion at the Meeting pursuant to ss.1 hereof.

         3. Changes in Common Stock. In the event that subsequent to the date of this Agreement any shares or other securities of the Corporation are issued on, or in exchange for, any of the Common Stock of the Corporation held by the Shareholders by reason of any stock dividend, stock split, consolidation of shares or reclassification, such Common Stock or securities shall be deemed to be covered by and subject to the terms of this Agreement.

         4. Representations of Shareholders. Each Shareholder hereby represents and warrants to each of the USM Shareholders that (a) he or she was the record owner as of the date hereof and owns and has the right to vote the number of shares of Common Stock set forth opposite his or her name on Exhibit B attached hereto, (b) he or she has full power to enter into this Agreement and has not, prior to the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof or which is superseded by this Irrevocable Proxy, and (c) he or she will not take any action inconsistent with the purpose and provisions of this Agreement.

         5. Enforceability. Each Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto.

         6. Validity and Effectiveness. This Agreement shall not be deemed valid or effective unless each of the parties set forth on the signature pages of this Agreement shall have executed this Agreement on or before the Effective Time (as that term is defined in the Merger Agreement).

         7. Termination. This Agreement shall terminate and be void and of no effect upon the earlier of Shareholder approval of the Conversion at the Meeting or the conversion of the






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Preferred Stock into demand notes pursuant to the terms of the Certificate of
Designation for the Preferred Stock.

         8. Indemnification. Each of the Shareholders, other than S. Leslie Flegel and/or William Lee, hereby agree to jointly and severally indemnify, defend and hold harmless S. Leslie Flegel and/or William Lee from any and all claims, liabilities, obligations or expenses they incur (including legal fees) in connection with their being designated as and their actions in connection with carrying out their duties as proxies for the Shareholders.

         9. Proxy Holders. S. Leslie Flegel and/or William Lee hereby agree to act as proxies for the Shareholders subject to the terms and conditions set forth herein.

        10.       General Provisions.

                  (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and enure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

                  (b) This Agreement and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Missouri.

                  (c) This Agreement may be executed in one or more counterparts (including by facsimile), each of which will be deemed an original but all of which together shall constitute one and the same instrument.

                  (d) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

                  (e) No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

                  (f) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of any gender shall include all genders.






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         IN WITNESS WHEREOF, the Shareholders have executed this Agreement as of the date first above written.


/s/ S. Leslie Flegel                              /s/ Jonathan J. Ledecky
------------------------------                    ------------------------------
S. Leslie Flegel                                  Jonathan J. Ledecky

/s/ Monte Weiner                                  /s/ James R. Gillis
------------------------------                    ------------------------------
Monte Weiner                                      James R. Gillis

/s/ Peter L. Keane                                /s/ Randall S. Minix
------------------------------                    ------------------------------
Name: Peter L. Keane                              Name: Randall S. Minix

/s/ Timothy A. Braswell                           /s/ Mark Flegel
------------------------------                    ------------------------------
Name: Timothy A. Braswell                         Name: Mark Flegel

/s/ William H. Lee, Jr.                           /s/ Charles A. Pascarella
------------------------------                    ------------------------------
Name: William H. Lee, Jr.                         Name: Charles A. Pascarella

/s/ Aron Katzman                                  /s/ Harry L. Franc III
------------------------------                    ------------------------------
Name: Aron Katzman                                Name: Harry L. Franc III

/s/ Lauren Flegel                                 /s/ P. Randall McGraw
------------------------------                    ------------------------------
Name: Lauren Flegel                               Name: P. Randall McGraw

/s/ Jason S. Flegel                               /s/ Carole Flegel
------------------------------                    ------------------------------
Name: Jason S. Flegel                             Name: Carole Flegel

/s/ Dwight L. DeGolia                             Cameron Capital Ltd
------------------------------                    By: /s/ N. Snelling
Name:  Dwight L. DeGolia                          ------------------------------
                                                  C.F.O

Charles S. Lipson                                 A.J. Finkelstein Realty, Inc.
By: /s/ Charles S. Lipson                         By: /s/ Andrew J. Finkelstein
------------------------------                    ------------------------------
General Partner                                   President

A.J. Finkelstein Realty, Inc.
Profit Sharing Plan
By: /s/ Andrew J. Finkelstein                     /s/ Andrew J. Finkelstein
------------------------------                    ------------------------------
                                                  Name: Andrew J. Finkelstein

Kensington Partners L.P.
By: /s/ David S. Wilson
------------------------------
General Partner









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